UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 15, 2016

IMMUNE DESIGN CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36561	26-2007174
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Eastlake Ave. E., Suite 310 Seattle, Washington	98102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 682-0645

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective June 15, 2016, the Board of Directors (the “Board”) of Immune Design Corp. (the “Company”) appointed Susan Kelley, M.D. to the Board as a Class III director, to serve until the Company’s 2017 annual meeting of stockholders. Dr. Kelley’s appointment filled the vacancy on the Board created by the previously announced resignation of Brian Atwood on June 15, 2016. On June 15, 2016, Dr. Kelley was also appointed as a member of the Nominating and Corporate Governance Committee of the Board.

There were no arrangements or understandings between Dr. Kelley and any other persons pursuant to which she was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between Dr. Kelley and the Company required to be disclosed herein.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), Dr. Kelley will receive annual cash compensation in the amount $35,000 for her Board service and $4,000 for her service as a member of the Nominating and Corporate Governance Committee. All amounts will be paid in quarterly installments. The Company will also reimburse Dr. Kelley for her travel expenses incurred in connection with her attendance at Board and committee meetings. On June 15, 2016, the Board also granted Dr. Kelley an initial one-time option to purchase 23,300 shares of the Company’s common stock (the “Option”). Subject to Dr. Kelley’s continued service on the Board, the Option will vest as follows: one-third (1/3) of the shares will vest on the first anniversary of the grant date, and 1/24 of the remaining shares will vest monthly thereafter. In accordance with the Policy, as may be amended from time to time, Dr. Kelley will also be eligible to receive an annual option award to purchase shares of the Company’s common stock, subject to Dr. Kelley’s continued service on the Board.

On June 16, 2016, the Company issued a press release announcing the appointment of Dr. Kelley to the Board. A copy of the press release with this announcement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Effective June 16, 2016, Richard Kenney, M.D. will no longer be serving as the Chief Medical Officer of the Company. Dr. Kenney will remain an employee of the Company through a transitional period and continue to support the Company’s clinical development programs. Adam Craig, M.D., a senior medical consultant to the Company, will act as the interim Chief Medical Officer. At this time, the Company and Dr. Kenney have not amended his employment agreement, dated June 19, 2014, or entered into any new agreements or arrangements.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 15, 2016, the Company held its 2016 annual meeting of stockholders (the “Annual Meeting”). The final results for each of the proposals submitted to a vote of the Company’s stockholders at the Annual Meeting are set forth below. The proposals set forth below are described in detail in the Proxy Statement.

Proposal 1: The Company’s stockholders elected the Board’s three nominees as Class II directors to serve on the Board until the 2019 annual meeting of stockholders, or until their successors are duly elected and qualified, by the votes set forth in the table below:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Franklin Berger	13,085,833	1,476,838	2,325,772
Lewis Coleman	13,277,317	1,285,354	2,325,772
Peter Svennilson	13,277,587	1,285,084	2,325,772

Proposal 2: The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 by the votes set forth in the table below:

Votes For	Votes Against	Abstain	Broker Non-Votes
16,814,681	73,762	—	—

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 16, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE DESIGN CORP.

By:    /s/ Carlos Paya, M.D., Ph.D.
Carlos Paya, M.D., Ph.D.
President and Chief Executive Officer

Dated: June 20, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 16, 2016.